Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	William C. McCartney
Chief Financial Officer

		Telephone:	(978) 688-1811
		Fax:	(978) 688-2976

WATTS WATER TECHNOLOGIES REPORTS FIRST QUARTER 2008 RESULTS

North Andover, MA…April 29, 2008.  Watts Water Technologies, Inc. (NYSE: WTS) today announced results for the first quarter ended March 30, 2008.  Sales for the first quarter of 2008 were $344.0 million, a decrease of $2.1 million, or 1%, compared to the first quarter of 2007. Net income for the first quarter of 2008 was $13.7 million, or $0.37 per share, compared to net income of $20.0 million, or $0.51 per share, for the first quarter of 2007.  Income from continuing operations for the first quarter of 2008 decreased by $6.1 million, or 31%, to $13.9 million, or $0.37 per share, compared to income from continuing operations for the first quarter of 2007 of $20.0 million, or $0.51 per share.

Results for the first quarter of 2008 include an after-tax charge of $0.8 million, or $0.02 per share, as part of our previously announced global restructuring program, compared to an after-tax charge of $0.1 million, or $0.00 per share, for the first quarter of 2007. The effective tax rate for continuing operations increased to 33.9% in the first quarter of 2008 from 26.4% in the first quarter of 2007. The increase is primarily due to a one-time benefit associated with a refund of withholding taxes in Italy in the first quarter of 2007 of $1.9 million, or $0.05 per share.

In November 2007, the Company’s Board of Directors authorized the repurchase of up to 3.0 million shares of the Company’s Class A common stock.  As of April 25, 2008, the Company had repurchased approximately 2.2 million shares at a total cost of $63.2 million. The additional 2.2 million shares had an accretive impact of $0.03 per share in the first quarter of 2008.

Patrick S. O’Keefe, Chief Executive Officer, commented, “Our first quarter sales were affected by downward pressure from the domestic residential markets, slowing growth in the commercial space and a general slowing of the European economy. Sales decreased over the first quarter of 2007 by $2.1 million, or 1%, due to an organic sales decrease of $24.0 million, or 7%, partially offset by favorable changes in foreign exchange rates of $17.8 million, or 5%, and contributions from an acquisition of $4.1 million, or 1%.

“Sales in our North American segment decreased for the first quarter of 2008 by $6.9 million, or 3%, to $211.4 million compared to $218.3 million for first quarter of 2007.  This decrease was due to an organic sales decrease of $13.2 million, or 6%, partially offset by contributions from the acquisition of Topway Global, Inc. acquired in November 2007 of $4.1 million, or 2%, and favorable foreign exchange movements of $2.2 million, or 1%, associated with the strengthening of the Canadian dollar versus the U.S. dollar.

“Organic sales in our North American wholesale market for the first quarter of 2008 decreased 5% over the first quarter of 2007.  This decrease was primarily due to decreased unit shipments of our plumbing and heating and backflow product lines partially offset by price increases.  Our North American home improvement retail market sales declined 10% for the first quarter of 2008 compared to the first quarter of 2007. This decrease was primarily due to decreased unit shipments and from our exiting certain lower margin product lines, partially offset by price increases.

“We derived 36% of our total sales for the first quarter of 2008 from our European segment. European sales increased $7.1 million, or 6%, to $122.7 million compared to $115.6 million for the first quarter of 2007.  This increase was achieved through favorable foreign exchange movements associated with the strengthening of the euro versus the US dollar of $14.8 million, or 13%.  We experienced a decline in organic sales in Europe for the first quarter of $7.7 million, or 7%, primarily due to decreased sales in the European wholesale market.

“Sales in our China segment in the first quarter of 2008 decreased $2.3 million, or 19%, to $9.9 million compared to the first quarter of 2007. This included a decrease in organic sales of $3.1 million, or 25%, partially offset by favorable foreign exchange movements associated with the strengthening of the yuan against the U.S. dollar of $0.8 million, or 6%.

Mr. O’Keefe concluded, “Our operating income for the first quarter of 2008 decreased by $4.1 million, or 14%, to $26.3 million as compared to $30.4 million in the first quarter of 2007. The organic decrease in operating income was $4.9 million, or 16%, and restructuring costs increased by $1.0 million, or 3%, which were partially offset by favorable foreign exchange movements contributing $2.1 million, or 7%. Operating margins in the first quarter of 2008 decreased by approximately 120 basis points to 7.6% as compared to 8.8% in the first quarter of 2007. The primary reasons for the reduction in operating margins include plant relocation, severe weather and other operating issues in China, European volume reductions and restructuring costs.”

Watts Water Technologies, Inc. will hold a live web cast of its conference call to discuss first quarter results for 2008 on Tuesday, April 29, 2008, at 5:00 p.m. Eastern Time. This press release and the live web cast can be accessed by visiting the Investor Relations section of the Company's website at www.wattswater.com. Following the web cast, an archived version of the call will be available at the same address until April 29, 2009.

The Company's 2008 Annual Meeting of Stockholders will be held at 10:00 a.m. on Wednesday, May 14, 2008 at The Andover Country Club, 60 Canterbury Street, Andover, Massachusetts.

Watts Water Technologies, Inc. is a world leader in the manufacture of innovative products to control the efficiency, safety, and quality of water within residential, commercial, and institutional applications. Its expertise in a wide variety of water technologies enables it to be a comprehensive supplier to the water industry.

This Press Release includes statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Watts Water Technologies’ current views about future results of operations and other forward-looking information.  In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words. You should not rely on forward-looking statements because Watts’ actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the following:  shortages in and pricing of raw materials and supplies including recent price increases by suppliers of raw materials and the Company’s ability to pass these costs on to customers, loss of market share through competition, introduction of competing products by other companies, pressure on prices from competitors, suppliers, and/or customers, changes in variable interest rates on Company borrowings, identification and disclosure of material weaknesses in our internal control over financial reporting, failure to expand our markets through acquisitions, failure or delay in developing new products, lack of acceptance of new products, failure to manufacture products that meet required performance and safety standards, foreign exchange rate fluctuations, cyclicality of industries, such as plumbing and heating wholesalers and home improvement retailers, in which the Company markets certain of its products, economic factors, such as the levels of housing starts and remodeling, affecting the markets where the Company’s products are sold, manufactured, or marketed, environmental compliance costs, product liability risks, the results and timing of the Company’s manufacturing restructuring plan, changes in the status of current litigation, including the James Jones case, and other risks and uncertainties discussed under the heading “Item 1A. Risk Factors” in the Watts Water Technologies, Inc. Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities Exchange Commission and other reports Watts files from time to time with the Securities and Exchange Commission.  Watts does not intend to, and undertakes no duty to, update the information contained in this Press Release, except as required by law.

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in millions, except per share information)
(Unaudited)

	First Quarter Ended
	March 30,	April 1,
	2008	2007
STATEMENTS OF INCOME

Net sales	$344.0	$346.1

Income from continuing operations	$13.9	$20.0
Loss from discontinued operations	(0.2)	-
Net income	$13.7	$20.0

DILUTED EARNINGS PER SHARE

Weighted Average Number of Common Shares & Equivalents	37.1	39.0

Income (loss) per Share:
Continuing operations	$0.37	$0.51
Discontinued operations	-	-
Net income	$0.37	$0.51

Cash dividends per share	$0.11	$0.10

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in millions, except share information)
(Unaudited)

	March 30,	December 31,
ASSETS	2008	2007
CURRENT ASSETS:
Cash and cash equivalents	$273.0	$290.3
Investment securities	-	22.0
Trade accounts receivable, less allowance for doubtful accounts of
$16.8 million and $14.9 million at March 30, 2008 and December 31, 2007, respectively	249.1	235.7
Inventories, net:
Raw materials	116.8	108.9
Work in process	47.4	45.7
Finished goods	194.6	187.0
Total Inventories	358.8	341.6
Prepaid expenses and other assets .	22.9	18.6
Deferred income taxes	43.0	38.1
Assets of discontinued operations..	10.6	10.4
Total Current Assets	957.4	956.7
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	461.7	437.4
Accumulated depreciation	(229.4)	(213.7)
Property, plant and equipment, net	232.3	223.7
OTHER ASSETS:
Goodwill	397.5	385.8
Long-term investment securities	15.0	17.0
Other, net	146.2	146.1
TOTAL ASSETS	$1,748.4	$1,729.3

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$123.4	$108.0
Accrued expenses and other liabilities	113.6	113.6
Accrued compensation and benefits	39.2	38.2
Current portion of long-term debt	1.1	1.3
Liabilities of discontinued operations	29.1	28.6
Total Current Liabilities	306.4	289.7

LONG-TERM DEBT, NET OF CURRENT PORTION	435.8	432.2
DEFERRED INCOME TAXES	41.1	42.9
OTHER NONCURRENT LIABILITIES .	48.9	45.6
MINORITY INTEREST	0.7	3.4

STOCKHOLDERS' EQUITY:
Preferred Stock, $.10 par value; 5,000,000 shares authorized;
no shares issued or outstanding	-	-
Class A Common Stock, $.10 par value; 80,000,000 shares authorized;
1 vote per share; issued and outstanding: 29,331,618 shares at March 30, 2008
and 30,600,056 shares at December 31, 2007	2.9	3.1
Class B Common Stock, $.10 par value; 25,000,000 shares authorized;
10 votes per share; issued and outstanding: 7,293,880 shares at March 30, 2008
and at December 31, 2007	0.7	0.7
Additional paid-in capital	381.8	377.6
Retained earnings	436.2	465.4
Accumulated other comprehensive income	93.9	68.7
Total Stockholders' Equity	915.5	915.5
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,748.4	$1,729.3

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in millions, except per share information)
(Unaudited)

	First Quarter Ended
	March 30,	April 1,
	2008	2007
Net sales	$344.0	$346.1
Cost of goods sold	229.6	231.4
GROSS PROFIT	114.4	114.7
Selling, general & administrative expenses	87.1	84.1
Restructuring and other charges	1.0	0.2
OPERATING INCOME	26.3	30.4
Other (income) expense:
Interest income	(2.3)	(3.6)
Interest expense	6.6	6.3
Minority interest	(1.2)	(0.3)
Other	2.2	0.8
	5.3	3.2
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	21.0	27.2
Provision for income taxes	7.1	7.2
INCOME FROM CONTINUING OPERATIONS	13.9	20.0
Loss from discontinued operations, net of taxes	(0.2)	-
NET INCOME	$13.7	$20.0

BASIC EPS
Income (loss) per share:
Continuing operations	$0.38	$0.52
Discontinued operations	-	-
NET INCOME	$0.37	$0.52
Weighted average number of shares	36.9	38.6

DILUTED EPS
Income (loss) per share:
Continuing operations	$0.37	$0.51
Discontinued operations	-	-
NET INCOME	$0.37	$0.51
Weighted average number of shares	37.1	39.0

Dividends per share	$0.11	$0.10

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(Amounts in millions)
(Unaudited)

Net Sales

	First Quarter Ended
	March 30,	April 1,
	2008	2007

North America	$211.4	$218.3
Europe	122.7	115.6
China	9.9	12.2
Total	$344.0	$346.1

Operating Income

	First Quarter Ended
	March 30,	April 1,
	2008	2007

North America	$20.6	$21.2
Europe	14.4	14.4
China	(1.4)	2.1
Corporate	(7.3)	(7.3)
Total	$26.3	$30.4

Intersegment Sales

	First Quarter Ended
	March 30,	April 1,
	2008	2007

North America	$1.4	$2.0
Europe	1.3	1.3
China	27.9	22.0
Total	$30.6	$25.3